Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

MOVIPREP® GRANTED FDA MARKETING APPROVAL

-New Two-Liter Liquid Bowel Cleansing Prep for Colonoscopy-

RALEIGH, NC, August 2, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has granted marketing approval for prescription MoviPrep® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution). MoviPrep is indicated for bowel cleansing prior to colonoscopy. Salix licensed exclusive rights to MoviPrep in the United States from Norgine B.V., which has filed a patent application for the drug that, if granted, will provide protection until 2023. The Company’s 2006 total product revenue guidance of $205 million remains unchanged at this time. We expect to launch MoviPrep during mid-fourth quarter 2006. The Company will consider changing 2006 total product revenue guidance upon the launch of MoviPrep.

“MoviPrep is unique among the available purgatives in that it is the only liquid PEG bowel cleansing agent that incorporates ascorbic acid in its formulation, which contributes to MoviPrep’s efficacy and taste. The addition of ascorbic acid provides a novel osmotic cleansing action that enables two-liter MoviPrep to provide the level of bowel cleansing previously only associated with four-liter bowel cleansing agents,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer. “MoviPrep’s approval reflects data from patients that were allowed to eat a regular breakfast, a light lunch and a snack the day of administering the purgative. We believe MoviPrep provides an excellent alternative for physicians and patients who would prefer a two-liter liquid PEG cleansing agent over the currently available four-liter PEG products. MoviPrep, unlike the current market-leading bowel prep, is the only two-liter purgative that eliminates the concomitant need for the laxative bisacodyl. We believe this important differentiation should give MoviPrep a distinct advantage in the marketplace.”

“We are very pleased to announce the approval of MoviPrep, our two-liter liquid bowel cleansing agent,” stated Carolyn Logan, President and Chief Executive Officer. “We believe that physicians who prefer PEG-based bowel preps will find MoviPrep to be an excellent alternative to the currently-marketed two-liter and four-liter PEG products. We are pleased with the opportunity to work with Norgine to bring this state-of-the-art bowel cleansing agent to market in the United States. MoviPrep and OsmoPrep™, our recently approved tablet bowel cleansing agent, create an unmatched purgative product portfolio that should meet the needs and preferences of most patients and physicians. Salix looks forward to becoming a single-source provider of liquid and tablet bowel cleansing agents that physicians can prescribe for their patients with confidence in terms of effectiveness and assurance in terms of patient acceptability.”

Colorectal Cancer Screening

The majority of colonoscopies performed in the United States are indicated for colorectal cancer screening, and more than 10 million uses of bowel cleansing agents were prescribed during 2005. Today less than half of adults age 50 and older in the U.S. undergo recommended colorectal cancer screening. Colonoscopy is very effective in the early detection of colorectal cancer, and about 90% of colorectal cancers and deaths are preventable if detected early. The American Cancer Society estimates that more than 30,000 lives could be saved annually by widespread screening. Results of a study conducted by the Mayo Clinic demonstrated that patient unwillingness to take a bowel preparation is the single largest barrier to colorectal cancer screening.

Norgine B.V. is a privately-owned, European specialty pharmaceutical company, developing and marketing pharmaceutical products in the therapeutic areas of gastroenterology, hepatology and pain management. Norgine is a leader in this sector in Europe and is unique in having a balanced sales presence across all the major markets.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

MoviPrep® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MoviPrep® should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities [such as diuretics or angiotensin converting enzyme (ACE)-inhibitors] or in patients with known or suspected hyponatremia. MoviPrep® should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MoviPrep® administration. Vomiting occurred less frequently.

Salix also markets Colazal® (balsalazide disodium) Capsules 750 mg, Xifaxan® (rifaximin) tablets 200 mg, Visicol® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), OsmoPrep™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP), Azasan® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine is under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AZASAN® is a registered trademark of AAI Properties Inc.

MOVIPREP® is a registered trademark of Velinor A.G.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.